Exhibit A(8)

FRANCHISE AGREEMENT
between
Fidelity Destiny Portfolios:
Destiny I Portfolio
and
Fidelity Distributors Corporation

 THIS AGREEMENT made as of the 26th day of April, 1999 between FIDELITY DESTINY PORTFOLIOS, a Massachusetts business trust having its principal office in Boston, Massachusetts which may issue one or more series of beneficial interest (hereinafter called the "Portfolio"), on behalf of Destiny I Portfolio, (hereinafter called the "Portfolio"), and FIDELITY DISTRIBUTORS CORPORATION, a Massachusetts corporation, having its principal office in Boston, Massachusetts (hereinafter called "Distributors").
WITNESSETH:

 WHEREAS Distributors has been formed for the purpose, among other things, of sponsoring Periodic Payment Plan Certificates based upon open-end investment company shares and other securities, and is able and desirous of sponsoring Periodic Payment Plan Certificates based upon Portfolio the various classes of the Portfolio's shares as hereinafter provided; and

 WHEREAS Distributors desires to arrange for the acquisition of Portfolio shares for deposit and use under Systematic Investment Plans (hereinafter sometimes collectively referred to as the "Plans"), of which the STATE STREET BANK AND TRUST COMPANY will be the Custodian; and

 WHEREAS Distributors represents it is a member in good standing of the National Association of Securities Dealers, Inc.; and

 WHEREAS the Portfolio is registered under the Investment Company Act of 1940, as amended (hereinafter called the "1940 Act"), Portfolio shares are registered under the Securities Act of 1933, as amended, (hereinafter called the "1933 Act") and the Portfolio is willing to take the necessary steps, subject to approval of its shareholders to continue to register Portfolio shares under the 1933 Act to the end that there will be available for sale such number of Portfolio shares as Distributors may reasonably be expected to sell.

 NOW, THEREFORE in consideration of the sum of one dollar and other good and valuable considerations by each of the parties hereto to the other in hand paid, the receipt whereof is hereby acknowledged, and the mutual covenants herein set forth, the parties hereto agree as follows:

1. The Franchise Agreement, for Destiny I Portfolio, previously in effect is hereby terminated, effective as of the opening of business this date, and relations between the Portfolio and Distributors thereafter will be governed by the terms of this Agreement.

2. The Portfolio agrees to sell upon demand at the net asset value, determined as provided by the then current prospectus (as determined by Fidelity Service Co., Boston, Massachusetts, as agent for the Portfolio), which is without imposition of any sales charge, to Distributors, or any bank or banks acting as Custodian for the Plans sponsored and issued by Distributors, a sufficient number of Portfolio shares to meet the requirements of all such Plans as are sold, distributed and/or issued by Distributors.

 3. The Portfolio agrees that it will comply to the best of its ability with the federal securities laws, and the Portfolio agrees it will use its best efforts to maintain enough shares of each class of the Portfolio registered under the 1933 Act to permit the continued sale of Portfolio shares. The Portfolio further agrees to make readily available to Distributors any data, information or material in its possession that may be necessary to the registration or qualification for the Plans for sale under the federal securities laws, or the laws of any state.

 4. The Portfolio agrees to supply to Distributors or the bank or banks acting as Custodian for the Plans issued by Distributors a sufficient number of copies of any and all general mailings, together with the necessary envelopes, including without limitation, proxy material, proxies, annual, semi-annual and quarterly reports, notices and prospectuses, sent from time to time to the holders of Portfolio shares so as to provide a single copy, together with the necessary envelope and postage, to each Distributors' Planholder. The Portfolio agrees to furnish all the above mentioned material at no cost to Distributors. Additional copies of any current prospectus and any printed information issued as supplemental to such prospectus of the Portfolio will be supplied by the Portfolio at Distributors' expense in sufficient quantities to accommodate Distributors in selling, distributing and/or issuing the Plans. It is understood that Distributors is an affiliate of Fidelity Management & Research Company (hereinafter called "FMR"), investment adviser of the Portfolio and that the Portfolio's agreement to supply information and printed materials described in this agreement may be fulfilled by FMR. Distributors agrees that it will furnish the Portfolio for its files two copies of all material supplied to Planholders by Distributors.
It is recognized by the Portfolio that FMR may make payment to Distributors with respect to any expenses incurred in the distribution of shares of the Portfolio, such payments payable from the past profits or other resources of FMR including management fees paid to it by the Portfolio.

 5. The Portfolio shall indemnify and hold harmless Distributors and each person, if any, subjected to liability because of connection with Distributors and their respective successors (all hereinafter in this paragraph referred to as the "Defendants") against any liability, claims, damage or expense (including, unless the Portfolio elects to assume the defense, the reasonable cost of investigating and defending any alleged liability, claim, damage, or expense and reasonable counsel fees in connection therewith), joint or several, arising by reason of any person acquiring any Plans for Portfolio shares on the ground that the registration statement or prospectus for shares of the Portfolio includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make statements therein not misleading, unless such statement or omission occurred by reason of a variance in the prospectus prepared by Distributors from the prospectus as contained in the composition, etc., supplied by the Portfolio or was made in reliance upon information furnished by Distributors for use therein. In no case is the indemnity of the Portfolio in favor of Distributors or any person indemnified to be deemed to protect Distributors or any such person against any liability to the Portfolio or its security holders to which Distributors or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.
Upon the commencement of any suit against any Defendant in respect of which indemnity may be sought as aforesaid, such Defendant shall promptly notify the Portfolio, but failure so to notify the Portfolio shall not relieve the Portfolio from any liability the Portfolio may have to the Defendants otherwise than on account of said indemnity agreement.

 6. Distributors shall indemnify and hold harmless the Portfolio and each person, if any, subjected to liability because of connection with the Portfolio and their respective successors (all hereinafter in this paragraph referred to as the "Defendants") against any liability, claims, damages, or expense (including, unless Distributors elects to assume the defense, the reasonable cost of investigating and defending any alleged liability, claim, damages or expense and reasonable counsel fees in connection therewith), joint or several, arising by reason of the sponsorship or distribution by Distributors of Plans based upon the Portfolio shares unless such liability, claim, damages or expense arise by reason of an untrue statement of a material fact or omission to state a material fact required to be stated in the prospectus or registration statement of the Portfolio, or necessary in order to make the statements therein not misleading. In no case is the indemnity of Distributors in favor of the Portfolio or any person indemnified to be deemed to protect the Portfolio or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement. Upon the commencement of any suit against any Defendant in respect of which indemnity may be sought as aforesaid, such Defendant shall promptly notify Distributors but failure to notify Distributors shall not relieve Distributors from any liability Distributors may have to the Defendants otherwise than on account of said indemnity agreement.

 7. The Agreement on the part of the Portfolio to sell Portfolio shares upon demand, at net asset value set forth in paragraph 2 hereof, is subject to the following limitations:

(a) That the Plans are maintained in good standing as unit investment trusts under the federal securities laws, provided, however, that Distributors reserves the right to change the terms or conditions of, or suspend or discontinue, any Plans at any time after notification thereof to the Portfolio by letter or prepaid telegram; and

(b) That the membership of Distributors in the National Association of Securities Dealers, Inc. and its registration as a broker-dealer under the Securities Exchange Act of 1934, as amended, have not been cancelled, revoked or suspended; and

(c) That Distributors is not in violation of any of the federal or state laws and regulations relating to the registration and sale of said Plans.

If Distributors shall, within thirty days after a default under any of the provisions of this paragraph, cure such default to the reasonable satisfaction of the Portfolio, then the agreement of the Portfolio to sell at the net asset value Portfolio shares in accordance with paragraph 2 hereof shall remain unimpaired, anything in this paragraph 7 to the contrary notwithstanding.

 8. This Agreement shall have a term of two years from the effective date of the registration of the Plans under the 1933 Act. Thereafter this Agreement shall continue from year to year, unless either party shall serve a notice upon the other by certified or registered mail, return receipt requested, 120 days prior to the end of the year after which termination is desired, canceling this Agreement, provided that it shall be approved by the directors or shareholders of the Portfolio as required by Section 15 of the 1940 Act. Notwithstanding to the termination of this Agreement, the Portfolio agrees to sell sufficient Portfolio shares to Distributors or any bank or banks acting as Custodian for the Plans to permit completion of all Plans begun prior to such termination. Distributors represents and agrees that it will use its best efforts to sell Plans based upon Portfolio shares throughout the term of this Agreement.

 9. Distributors or any bank or banks acting as Custodian for the Plans may from time to time substitute a new investment medium for the Portfolio shares in accordance with the provisions of the Plan certificate and prospectus in effect at the time.

 10. All communications provided for hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by first class mail prepaid (unless delivery by certified or registered mail, return receipt requested, is provided for) to the respective parties as follows:

Fidelity Destiny Portfolios:  Destiny I Fidelity Distributors
                              Corporation
82 Devonshire Street          82 Devonshire Street
Boston, Massachusetts 02109   Boston, Massachusetts 02109

or to such other address as the Portfolio or Distributors designates by written notice to that effect to the other.

 11. This Agreement contains the entire understanding between the parties and any modification, alteration, change or subsequent agreement hereafter made shall be ineffective to change, modify or discharge this Agreement in whole or in part unless such modification, alteration, change or subsequent agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or alteration is sought.

 12. This Agreement shall be construed in accordance with the laws of Massachusetts.

 13. This Agreement shall be binding upon and enforceable by and shall bind and inures to the benefit of the Portfolio and Distributors and their respective heirs, executors, administrators, successors and assigns.

 14. Distributors is expressly put on notice of the limitation of shareholder liability as set forth in Article XI Section 3 of the "Declaration of Trust" of the Portfolio and agrees that the obligations assumed by the Portfolio under this contract shall be limited in all cases to the Portfolio and its assets and Distributors shall not seek satisfaction of any obligation from the shareholders or any shareholder of the Portfolio. Nor shall Distributors seek satisfaction of any obligations from the trustees or any individual trustee of the Portfolio. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                              FIDELITY DESTINY PORTFOLIOS:
                              on behalf of Destiny I Portfolio

                              By /s/Robert C. Pozen
                                    Senior Vice President

WITNESS:

/s/Eric D. Roiter             FIDELITY DISTRIBUTORS CORPORATION
   Secretary

                              By /s/Martha Willis
                                    President

ATTEST:
/s/Eric D. Roiter
   Clerk